Exhibit 23.4

北京大成(深圳)律师事务所 深圳市福田区深南大道1006号 深圳国际创新中心A座12、20、21、26层(邮编：518000) 电话:+86755-26224888 传真:+86755-26224000	12/F,20/F,21/F,26/F,BlockA, ShenzhenInternationalInnovationCenter,No.1006,ShennanBoulevard, FutianDistrict,Shenzhen 518036,P.R.China Tel:+86755-26224888 Fax:+86755-26224000

dacheng.com dentons.cn
Date: June 29, 2026

CONSENT OF PRC LEGAL COUNSEL

We hereby consent to the reference to our name in the Registration Statement on Form F-1 of Smart Pointer Group Holdings Limited, and the inclusion of our opinions in such Registration Statement. Save as provided herein, our opinions shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

Partner

/s/Jiaxiong Wu
Jiaxiong Wu

Beijing Dacheng Law Offices, LLP (Shenzhen)

Beijing Dacheng Law Offices, LLP (“大成”) is an independent law firm, and not a member or affiliate of Dentons.大成is a partnership law firm organized under the laws of the People’s Republic of China, and is Dentons’ Preferred Law Firm in China, with offices in more than 50 locations throughout China. Dentons Group (a Swiss Verein) (“Dentons”) is a separate international law firm with members and affiliates in more than 160 locations around the world, including Hong Kong SAR, China. For more information, please see dacheng.com/dentons.cn.